Exhibit 10.12

ALTAIR ENGINEERING INC.

2017 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, Other Cash-Based Awards and Other Stock-Based Awards.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, an Other Cash-Based Award, or an Other Stock-Based Award.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his or her employment; (iii) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (v) below) to the Company or its Affiliates (other than due to a Disability), which refusal, if curable, is not cured within 10 days after delivery of written notice thereof; (iv) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 10 days after the delivery of written notice thereof; or (v) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

(h) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one Person, or more than one Person acting as a group, acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions;

provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 of the Plan.

(k) “Common Stock” means, as of the Registration Date, the Class A common stock of the Company.

(l) “Company” means, as of the Registration Date, Altair Engineering Inc., a Delaware corporation, or any successor thereto.

(m) “Consultant” means any Person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those Persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(n) “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

(o) “Director” means a member of the Board.

(p) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its sole discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(q) “Employee” means any natural Person, including Officers and Directors, providing services as an employee of the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other Person selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(t) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv).

(u) “Fiscal Year” means the fiscal year of the Company.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Inside Director” means a Director who is an Employee.

(x) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y) “Officer” means a natural Person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means a stock option granted pursuant to the Plan.

(aa) “Other Cash-Based Award” means a contractual right granted to a Service Provider under Section 12 of the Plan entitling such Service Provider to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(bb) “Other Stock-Based Award” means a contractual right granted to a Service Provider under Section 12 of the Plan representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(cc) “Outside Director” means a Director who is not an Employee.

(dd) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code in relation to the Company.

(ee) “Participant” means the holder of an outstanding Award.

(ff) “Performance Goals” shall mean performance goals established by the Administrator as contingencies for the grant, exercise, vesting, distribution, payment and/or settlement, as applicable, of Awards.

(gg) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10 of the Plan.

(hh) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10 of the Plan.

(ii) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(jj) “Person” shall mean any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Shares, such partnership, limited partnership, syndicate or group shall be deemed a “Person”.

(kk) “Plan” means this Altair Engineering Inc. 2017 Equity Incentive Plan.

(ll) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12 of the Exchange Act, with respect to any class of the Company’s securities.

(mm) “Reporting Person” means an officer, director or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

(nn) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(oo) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(pp) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(qq) “Section 16(b)” means Section 16(b) of the Exchange Act.

(rr) “Section 162(m) Award” shall mean any Award granted pursuant to the Plan that is intended to qualify for the exception for “qualified performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

(ss) “Securities Act” means the Securities Act of 1933, as amended.

(tt) “Service Provider” means an Employee, Director or Consultant.

(uu) “Share” means a share of Common Stock, as adjusted in accordance with Section 16 of the Plan.

(vv) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a Stock Appreciation Right.

(ww) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code in relation to the Company.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan and the automatic increase set forth in Section 3(b), the maximum aggregate number of Shares that may be issued under the Plan is 6,207,976 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Sections 3(b) and 3(c). The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. Subject to the provisions of Section 16 of the Plan, the number of Shares available for issuance under the Plan will automatically be increased on the first day of each Fiscal Year beginning with the 2018 Fiscal Year, in an amount equal to the least of (i) three percent (3%) of the outstanding shares of all classes of the Company’s common stock on the last day of the immediately preceding Fiscal Year, or (ii) such number of Shares determined by the Administrator (the “Annual Increase”).

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to any Award payable in Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to an Award payable in Shares are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 16 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), and shall be increased on January 1, 2018 and each January 1 thereafter until (and including) January 1, 2027, by the lesser of (i) the Annual Increase for such calendar year, and (ii) 1,980,292 Shares.

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as Section 162(m) Awards, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its sole discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, and to accelerate the vesting or exercisability of any Award;

(x) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 17 of the Plan;

(xi) to authorize any Person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, interpretations and actions will be final, conclusive and binding on all Participants and any other holders of Awards. The Administrator’s decisions, determinations, interpretations and actions under the Plan need not be uniform.

(d) No Liability; Indemnification. The Administrator shall not be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Subsidiaries shall pay or reimburse the Administrator, as well as any other Person who has the authority to and takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Laws shall indemnify each and every one of them for any claims, liabilities, and costs (including, without limitation, reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan. The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Cash-Based Awards, and Other Stock-Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or a Parent or Subsidiary.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be no more than ten (10) years from the date of grant (or five (5) years in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary).

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant (or 110% for an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary). Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of one or more of the following: (A) cash; (B) check; (C) promissory note, to the extent permitted by Applicable Laws; (D) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (E) consideration received by the

Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (F) via net exercise; or (G) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the Person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.

(ii) Disqualifying Dispositions. If Shares acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the date of grant of such Option or one (1) year following the transfer of such Shares to the Participant upon exercise of such Option, the Participant shall, promptly following such disposition of Shares, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

(iii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise any vested portion of his or her Option within the time specified by the Administrator, such vested portion of the Option will terminate, and the Shares covered by such vested portion of the Option will revert to the Plan.

(iv) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise any vested portion of his or her Option within the time specified herein, such vested portion of the Option will terminate, and the Shares covered by such vested portion of the Option will revert to the Plan.

(v) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the Person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the vested portion of the Option is not so exercised within the time specified herein, such vested portion of the Option will terminate, and the Shares covered by such vested portion of the Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall file, within 30 days following the date of grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Administrator may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units. A Restricted Stock Unit may be granted together with a dividend equivalent right with respect to the Shares subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Administrator in its sole discretion. If any dividend equivalents are paid while a Restricted Stock Unit is subject to restrictions under this Section 8, or attainment of Performance Measures (as defined in Section 13 of the Plan), the dividend equivalents shall be subject to the same restrictions on transferability as the Restricted Stock Units to which they were paid, unless otherwise set forth in the Award Agreement.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its sole discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Administrator.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have sole discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, vesting criteria and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) of the Plan relating to the maximum term and Section 6(d) of the Plan relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; by

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have sole discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its sole discretion.

(d) Earning of Performance Units/Shares. Unless otherwise set forth in an Award Agreement, after the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof. Any Shares paid to Participant under this Section 10(e) may be subject to any restrictions deemed appropriate by the Administrator.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Outside Director Limitations.

(a) Cash-Settled Awards. No Outside Director may be granted, in any Fiscal Year, cash-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $500,000.

(b) Stock-Settled Awards. No Outside Director may be granted, in any Fiscal Year, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $500,000.

12. Other Cash-Based Awards and Other Stock-Based Awards.

(a) Other Cash-Based and Stock-Based Awards. The Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Administrator shall determine. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Administrator, at any time and from time to time, may grant Other Cash-Based Awards to a Service Provider in such amounts and upon such terms as the Administrator shall determine, in its sole discretion.

(b) Value of Other Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Administrator, in its sole discretion. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Administrator, in its sole discretion. If the Administrator exercises its discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

(c) Payment of Other Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Awards shall be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

13. Section 162(m) Awards.

(a) Awards Granted Under Code Section 162(m). Any Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Other Stock Based-Award or Other Cash Based-Award may be granted as a Section 162(m) Award. Such an Award will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code, and must comply with the following additional requirements, which shall control over any other provision that pertains to such Award.

(b) Performance Measures.

(i) Each Section 162(m) Award shall be based upon the attainment of specified levels of pre-established, objective “Performance Measures” (as defined in Section 13(b)(ii) below) that are intended to satisfy the performance based compensation exemption requirements of Section 162(m) of the Code and the regulations promulgated thereunder. Further, at the sole discretion of the Committee, an Award also may be subject to goals and restrictions in addition to the Performance Measures.

(ii) “Performance Measures” means the measures of performance of the Company and its Subsidiaries used to determine a Participant’s entitlement to an Award under the Plan. Such performance measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures shall be calculated in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the Committee, prior to the accrual or payment of any Award under this Plan for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance goals. Performance Measures shall be based on one or more of the criteria set forth in Exhibit A which is hereby incorporated by reference, as determined by the Committee.

(iii) For each Section 162(m) Award, the Committee shall (A) select the Service Provider who shall be eligible to receive a Section 162(m) Award, (B) determine the applicable performance period, (C) determine the target levels of the Company or Subsidiary Performance Measures, and (D) determine the number of Shares or cash or other property (or combination thereof) subject to an Award to be paid to each selected Participant. The Committee shall make the foregoing determinations prior to the commencement of services to which an Award relates (or within the permissible time period established under Section 162(m) of the Code) and while the outcome of the performance goals and targets are uncertain.

(c) Attainment of Section 162(m) Goals.

(i) After each performance period, the Committee shall certify in writing (which may include the written minutes for any meeting of the Committee): (A) if the Company has attained the performance targets, and (B) the number of shares pursuant to the Award that are to become freely transferable, if applicable, or the cash or other property payable under the Award. The Committee shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of an Award except in the case of a Change in Control of the Company or the death or Disability of a Participant.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce any Award based on such factors as may be determined by the Committee, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Company, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Company’s strategic business goals.

(d) Individual Participant Limitations. Subject to adjustment as provided in Section 16 of the Plan, the maximum number of Shares with respect to which Options or Stock Appreciation Rights may be granted to any one individual under the Plan during any calendar year shall be 620,800 Shares. Subject to adjustment as provided in Section 16 of the Plan, the maximum number of Shares subject to Section 162(m) Awards (other than Options and Stock Appreciation Rights) that may be paid to any one individual in respect of any calendar year if the applicable Performance Goals are attained is 620,800 Shares. The maximum cash amount that may be paid pursuant to Section 162(m) Awards (other than Options and Stock Appreciation Rights) to any one individual in respect of any calendar year if the applicable Performance Goals are attained is $3,000,000. In the case of Performance Goals based on performance periods beginning and ending in different calendar years, the number of Shares or cash amount which is paid in respect of each calendar year during the performance period shall be determined by multiplying the total number of Shares or cash amount, as applicable, paid for the performance period by a fraction, of which (i) the numerator is the number of days during the performance period in that particular calendar year, and (ii) the denominator is the total number of days during the performance period. The limitations in this Section 13(d) shall be interpreted and applied in a manner consistent with Section 162(m) of the Code and the regulations thereunder. If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations.

14. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

15. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

16. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines in its sole discretion, subject to the terms of this Section 16(c) set forth below, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, if any, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit, Performance Share, and Other Stock-Based Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 16(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

17. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash (including cash from the sale of Shares issued to the Participant at exercise), (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the amount required to be withheld or (iii) delivering to the Company already-owned Shares having a fair market value equal to the amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld. If withholding or accepting delivery of Shares will result in adverse accounting consequences to the Company, then the Administrator may choose to not permit such withholding or delivery.

(c) Compliance With Section 409A of the Code. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the

Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code and will be construed and interpreted in accordance with such intent. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in the event that any provision of the Plan or an Award Agreement is determined by the Administrator, in its sole discretion, to not comply with the requirements of Section 409A of the Code or an exemption thereto, the Administrator shall, in its sole discretion, have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Administrator deems necessary, regardless of whether such actions, interpretations, or changes may adversely affect a Participant, subject to the limitations, if any, of applicable law. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

18. General Provisions.

(a) No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Parent, Subsidiary or Affiliate, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company or its Parent, Subsidiary or Affiliate to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

(b) No Rights as Stockholder. A Participant shall have no rights as a holder of Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities.

(c) Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Administrator shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit or (iii) convert such fractional share or unit into a right to receive a cash payment.

(d) Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

(e) Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the

Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f) Clawback. Any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any “clawback” policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing condition.

(g) Foreign Jurisdictions. The Administrator may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Administrator deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

(h) No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee, the Administrator nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other Person hereunder.

(i) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(j) Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

(k) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of the Participant’s services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Administrator has the right in its sole discretion to (i) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(l) Incentive Arrangement. The Plan is designed to provide an on-going, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.

(m) Unfunded Plan. The adoption of the Plan and any reservation of Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Shares pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the business day immediately prior to the Registration Date. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan, provided, however, that Awards granted prior to such termination date shall extend beyond such date.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the Person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

EXHIBIT A

PERFORMANCE MEASURES

Section 162(m) Awards shall be based on the attainment of objective performance goals that are established by the Committee and relate to one or more Performance Measures, in each case on specified date or over any period, up to 10 years, as determined by the Committee.

“Performance Measures” means the following business criteria (or any combination thereof) with respect to one or more of the Company, any Subsidiary or any division or operating unit thereof:

•	pre-tax income;

•	after-tax income;

•	net income (meaning net income as reflected in the Company’s financial reports for the applicable period, on an aggregate, diluted and/or per share basis, or economic net income);

•	operating income or profit;

•	adjusted EBITDA;

•	customer installations;

•	billings;

•	adjusted billings;

•	billings on a constant currency basis;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital;

•	earnings per share (basic or diluted);

•	return on equity;

•	cash, funds or earnings available for distribution;

•	appreciation in the fair market value of the Common Stock;

•	operating expenses;

•	implementation or completion of critical projects or processes;

•	return on investment;

•	total return to stockholders (meaning the aggregate Common Stock price appreciation and dividends paid (assuming full reinvestment of dividends) during the applicable period);

•	net earnings growth;

•	return measures (including but not limited to return on assets, capital, equity, sales, or revenues);

•	increase in revenues;

•	the Company’s published ranking against its peer group of companies based on total stockholder return;

•	net earnings;

•	changes (or the absence of changes) in the per share price of the Common Stock;

•	earnings before or after any one or more of the following items: interest, taxes, depreciation or amortization, as reflected in the Company’s financial reports for the applicable period;

•	total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in the Company’s financial reports for the applicable period);

•	economic value created;

•	operating margin or profit margin;

•	share price or total shareholder return;

•	cost targets, reductions and savings, productivity and efficiencies;

•	strategic business criteria, consisting of one or more objectives based on meeting objectively determinable criteria: specified market penetration, geographic business expansion, investor satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons;

•	objectively determinable personal or professional objectives, including any of the following performance goals: the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and

•	any combination of, or a specified increase or improvement in, any of the foregoing.

Where applicable, the Performance Measures may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee.

The Performance Measures may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) and all determinations shall be made in accordance with GAAP, as applied by the Company in the preparation of its periodic reports to stockholders.

To the extent permitted by Section 162(m) of the Code, unless the Committee provides otherwise at the time of establishing the performance goals, for each fiscal year of the Company, the Committee shall have the authority to make equitable adjustments to the Performance Measures in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or affiliate or the financial statements of the Company or any Subsidiary or affiliate and may provide for objectively determinable adjustments, as determined in accordance with GAAP, to any of the Performance Measures described above for one or more of the items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP or a change in applicable laws or regulations, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (E) attributable to the business operations of any entity acquired by the Company during the Fiscal Year.

FORM OF

ALTAIR ENGINEERING INC.

(the “Company”)

2017 EQUITY INCENTIVE PLAN

SPECIFIC TERMS AND CONDITIONS OF

STOCK OPTION GRANT TO EMPLOYEES IN FRANCE

(Section 6 of the 2017 Equity Plan)

1.	Preamble

The Company provides compensation to certain of its executives and other employees in the form of Stock Options grants under the Altair Engineering Inc. 2017 Equity Incentive Plan, as amended and renewed from time to time (the “Plan”).

The purpose of the Plan is to (i) attract and retain personnel for positions of substantial responsibility, (ii) provide additional incentive to eligible recipients, and (iii) promote the success of the Company’s business.

In this respect, it is contemplated to grant Stock Options with specific characteristics to officers and/or employees in France (the “French Participants”).

Pursuant to Section 4 of the Plan, in order to facilitate the making of any grant under the Plan, the Administrator is authorized to establish such rules as it may deem necessary or appropriate, for the purpose of granting awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside the United States of America.

In accordance with Section 18 (g) of the Plan, the Administrator has determined that it is advisable to establish a sub-plan for the purpose of allowing Stock Options, such grants being hereafter referred to as the “Options”, with specific characteristics to be granted to French Participants in accordance with the Plan so that the grants may qualify for the favorable tax and social security treatment applicable to Stock Options granted under Articles L.225-177 to L.225-186-1 of the French Commercial Code (the “French Favorable Regime”).

The Administrator therefore establishes this sub-plan to the Plan (the “French Sub-Plan”) which provides for derogations to the terms and conditions of the Plan and the Stock Option Agreement in order to comply with French local tax, legal or regulatory requirements, in order for both the French Participants and the French Entity concerned to benefit from the French Favorable Regime.

The terms of the Plan shall, subject to the amendments provided for by the French Sub-Plan, constitute the rules for granting Options. For the avoidance of doubt, to the extent there is a conflict between the Plan, the Stock Option Agreement and the French Sub-Plan as to grants made to French Participants, the French Sub-Plan shall prevail.

The Company does not make any undertaking or representation to maintain the qualified status of the French Options during the life of the Plan, and the French Participant will not be entitled to any damages if the options no longer qualify as French-qualified stock-options. Moreover, it is specified that the Options granted under this French Sub-Plan will only benefit from the favorable French social and tax treatment if the French Participant comply with all mandatory French applicable provisions.

The French Sub-Plan, in its entirety, was adopted by the Administrator on [●] with effect as of the business day immediately prior to the Registration Date.

2.	Definitions

Capitalized terms used in the French Sub-Plan, unless otherwise defined herein, shall have the meaning ascribed to them in the Plan.

The terms set out below will have the following meanings:

(a)	French Entity: means an Affiliate of the Company incorporated under the laws of France.

(b)	French Participant: has the meaning ascribed to it in the “Preamble” Section of the French Sub-Plan.

(c)	Grant Date: means the date on which: (1) the Administrator designates the French Participants, (2) the Administrator specifies the terms and conditions of the Options and (3) all conditions to the effectiveness of the Grant of the right to receive shares in the future have been satisfied notwithstanding the fact that other conditions may still apply to the vesting of such shares. The Grant Date shall in no event be earlier than the date of the Board or Committee meeting or action by unanimous written consent which designates French Participants.

3.	Entitlement to Participate

Under this French Sub-Plan, Options shall not be granted to an individual:

•	unless he is employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”); or

•	unless he is a corporate officer of a French Entity with a management function as defined in Article L.225-185 of the French Commercial Code (e.g., Président, Directeur Général, Directeur Général Délégué, Membre du Directoire ou Gérant de sociétés par actions); or

•	owing more than ten percent (10%) of the Company’s share capital at the Grant Date, in accordance with Article L.225-182, paragraph 2, of the French Commercial Code.

4.	Conditions for granting the Options

(a)	Overall limit at Company level

As of the date of adoption of this French Sub-Plan, the total number of Options granted and not yet exercised may not give the right to subscribe a number of Shares in excess of one third of the Company’s capital, as determined by Article R.225-143 of the French Commercial Code.

(b)	Closed periods

As of the date of adoption of this French Sub-Plan, as determined by Article L.225-177 of the French Commercial Code, Options cannot be granted:

-	during the period of time between the ten (10) trading sessions preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

-	during the period of time between the date the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the Common Stock and the date which follows ten (10) trading sessions after the date on which said information was made public; or

-	less than twenty (20) trading sessions following the date on which the shares are traded ex-dividend, or in the twenty (20) trading sessions following a capital increase.

If the French Commercial Code is amended after the adoption of this French Sub-Plan in order to modify the definition and/or applicability of the closed periods to stock options, such amendments shall become applicable to any Options granted under this French Sub-Plan, to the extent required under French law.

A French Participant shall still be obligated to comply with any internal policies of the Company or the laws and rules of any regulatory authority or exchange under which the Options are granted that may impose a closed period that exceeds that required under the French Commercial Code.

5.	Conditions for the exercise of the Options

(a)	Non-transferability

In accordance with Article L.225-183, paragraph 2, of the French Commercial Code, the rights resulting from the Option granted under this French Sub-Plan shall be non-transferable until the Option is exercised.

(b)	Death of a French Participant

As an exception to Section 6 (d) (v) to the Plan, in the event of death of a French Participant, the vested Options granted to a French Participant may be exercised by the French Participant’s heirs within six (6) months following the date of death.

(c)	Termination of relationship as a result of a dismissal for gross negligence

As an exception to the Stock Option Agreement, in the event of dismissal for gross negligence of a French Participant, the vested Options granted to the latter will remain exercisable for ninety (90) days following the French Participant’s termination.

6.	Option Exercise Price and Consideration

(a)	Exercise Price

In accordance with the provisions of the French Commercial Code (Article L.225-177, paragraph 4, and Article L.225-179), the Exercise Price shall not be lower than the following value:

-	80% of the average quoted price over twenty (20) trading sessions preceding the Grant Date and,

-	80% of the average purchase price of the Shares held by the Company to be allocated to the French Participants, in accordance with Articles L.225-208 and L.225-209 of the French Commercial Code.

Only the first condition applies to subscription stock options plans whereas both conditions apply to purchase stock options plans.

Except in the case of adjustments provided for by the French Commercial Code in the event of financial transactions involving the Company’s capital, the exercise price may not be amended during the Option’s term.

(b)	Form of Consideration

The Company shall have no right to provide a substitute in cash as allowed by Section 6 (c) (iii) of the Plan. All the provisions of Section 6 (c) (iii) relating to the right to provide a substitute in cash shall be inapplicable.

7.	Adjustments

The Company is required to ensure the protection of the French Participants’ rights, under the conditions provided for in Article L.225-181 of the French Commercial Code, in the event of the following specific operations:

-	Capital amortization or capital reduction,

-	Change in the allocation of earnings,

-	Grant of free shares,

-	Capitalization of reserves, premium or earnings,

-	Distribution of reserves,

-	Any issuance of equity securities or securities giving right to equity securities including a preferential subscription right to the benefit of the shareholders.

No adjustment shall be made to the Options which is inconsistent with French law and, in particular, with Articles R.228-87 to R.228-96 of the French Commercial Code.

8.	Characteristics of the Shares acquired under the Plan

(a)	French Participant Recipient’s Account

The Shares acquired under the Plan shall be recorded in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

(b)	Sales restrictions

Unless otherwise provided in the Plan, the Shares acquired under the French Sub-Plan shall be freely negotiable.

In the event of a clause prohibiting the immediate resale of all or part of the Shares acquired under the French Sub-Plan, the prohibition shall not exceed three (3) years from the exercise of the Option, in accordance with Article L.225-177, paragraph 2, of the French Commercial Code.

9.	Interpretation – Modifications

It is intended that Options granted under this French Sub-Plan may qualify for the French Favorable Regime, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of this French Sub-Plan shall be interpreted accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations, if applicable. However, certain corporate transactions or other factors may impact the qualification of the stock options for the French Favorable Regime.

The Company may not modify the Plan in a way which affects this French Sub-Plan, or Options granted under this French Sub-Plan, if the change is inconsistent with French law and in particular with French legislation on stock options as defined in Articles L.225-177 to L.225-186-1 of the French Commercial Code.

FORM OF

ALTAIR ENGINEERING INC.

(the “Company”)

2017 EQUITY INCENTIVE PLAN

SUB-PLAN FOR THE ADMINISTRATION OF GRANTS OF

RESTRICTED STOCK AWARDS TO EMPLOYEES IN FRANCE

(Section 7 of the 2017 Equity Plan)

1.    Preamble

The Company provides compensation to certain of its executives and other employees in the form of Restricted Stock grants under the Altair Engineering Inc. 2017 Equity Incentive Plan, as amended and renewed from time to time (the “Plan”).

The purpose of the Plan is to (i) attract and retain personnel for positions of substantial responsibility, (ii) provide additional incentive to eligible recipients, and (iii) promote the success of the Company’s business.

In this respect, it is contemplated to grant restricted stock awards with specific characteristics to officers and/or employees in France (the “French Participants”).

Pursuant to Section 4 of the Plan, in order to facilitate the making of any grant under the Plan, the Administrator is authorized to establish such rules as it may deem necessary or appropriate, for the purpose of granting awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside the United States of America.

In accordance with Section 18 (g) of the Plan, the Administrator has determined that it is advisable to establish a sub-plan for the purpose of allowing Restricted Stock Awards (defined below) with specific characteristics to be granted to French Participants in accordance with the Plan so that the grants may qualify for the favourable tax and social security treatment applicable to shares granted for no consideration under Articles L.225-197-1 to L.225-197-6 of the French Commercial Code (the “French legal Favorable Regime”).

The Administrator therefore establishes this sub-plan to the Plan (the “French Sub-Plan”) for the purpose of granting Restricted Stock Awards with specific characteristics to French Participants which may qualify for the French Legal Favorable Regime, such grants being hereafter referred to as the “Restricted Stock Awards”.

The terms of the Plan shall, subject to the amendments provided for by the French Sub-Plan, constitute the rules for granting Restricted Stock Awards. For the avoidance of doubt, to the extent there is a conflict between the Plan and the French Sub-Plan as to grants made to French Participants, the French Sub-Plan shall prevail.

2.    Definitions

Capitalized terms used in the French Sub-Plan, unless otherwise defined herein, shall have the meaning ascribed to them in the Plan.

The terms set out below will have the following meanings:

(a)	French Entity: means an Affiliate of the Company incorporated under the laws of France.

(b)	French Participant: has the meaning ascribed to it in the “Preamble” Section of the French Sub-Plan.

(c)	Restricted Stock Award: means Restricted Stock granted pursuant to Section 7 of the Plan with the following specific characteristics:

a.	Prior to the Settlement Date, the Restricted Stock Awards only constitute a conditional promise by the Company to issue or transfer to French Participants at a future date and at no consideration a certain number of non-forfeitable shares of Restricted Stock (“Non Forfeitable Restricted Stock”);

b.	Upon the Settlement Date, the Restricted Stock Awards are actually issued and transferred to the French Participants as Non Forfeitable Restricted Stock, that is to say shares of Common Stock subject to Section 3 of the Plan and the prohibition on transferability referred to in Section 7 (c) of the Plan.

(d)	Grant Date: means the date on which: (1) the Administrator designates the French Participants, (2) the Administrator specifies the terms and conditions of the Restricted Stock Awards and (3) all conditions to the effectiveness of the Grant of the right to receive shares in the future have been satisfied notwithstanding the fact that other conditions may still apply to the vesting of such shares. The Grant Date shall in no event be earlier than the date of the Board or Committee meeting or action by unanimous written consent which designates French Participants.

(e)	Holding Period: means the period, if any, during which the French Participants must hold the Non Forfeitable Restricted Stock, i.e. a period of minimum 1 year as from the Settlement Date, subject however to the provisions of Section 7 of the Plan and Section 4(d) hereof in case of death or permanent Disability of the French Participant.

(f)	Settlement Date: means the date on which the Restricted Stock Awards are actually issued or transferred, by the Company, as Non Forfeitable Restricted Stock to the French Participants and as from when such French Participant receives any dividend, voting right or other shareholder’s right with respect to the Restricted Stock Awards. The Settlement Date shall not be earlier than the first anniversary of the Grant Date, subject however to the provisions of Section 7 of the Plan and Section 4(d) hereof in case of death or Permanent Disability of the French Participant.

(g)	Vesting Date: means the date on which the substantial risk of forfeiture of the Restricted Stock Award expires, that is to say the date on which the Restricted Stock Awards becomes non-forfeitable. Prior to the Vesting Date, the Restricted Stock Awards shall remain subject to a substantial risk of forfeiture and, as the case may be, to goals attainment or other conditions on vesting.

(h)	Closed Period: as of the date of adoption of this French Sub-Plan, the term Closed Period is defined in Article L.225-197-1 of the French Commercial Code as:

a.	Ten trading days preceding and three trading days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

b.	Any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the Common Stock, until ten trading days after the day such information is disclosed to the public.

If the French Commercial Code is amended after the adoption of this French Sub-Plan in order to modify the definition and/or applicability of the Closed Periods to Restricted Stock Awards, such amendments shall become applicable to any Restricted Stock Awards granted under this French Sub-Plan, to the extent required under French law.

A French Participant shall still be obligated to comply with any internal policies of the Company or the laws and rules of any regulatory authority or exchange under which the Restricted Stock Awards are issued or listed that may impose a closed period that exceeds that required under the French Commercial Code.

3.    Entitlement to Participate

(a)    Subject to Section 3(c) below, any French Participant who, on the Grant Date of the applicable Restricted Stock Awards and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”) or who is a corporate officer of a French Entity shall be eligible to receive, at the discretion of the Administrator, Restricted Stock Awards under this French Restricted Stock Plan, provided that he or she also satisfies the eligibility conditions of the Plan.

(b)    Restricted Stock Awards shall not be granted to a director of a French Entity, other than the managing directors (e.g., Président, Directeur Général, Directeur Général Délégué, Membre du Directoire ou Gérant de sociétés par actions), unless the director is an employee of a French Entity, as defined by French law.

(c)    Restricted Stock Awards shall not be granted under the French Restricted Stock Sub-Plan to employees owning more than ten percent (10%) of the Company’s share capital at the Grant Date, or to individuals other than employees and/or corporate officers of a French Entity.

4.    Conditions of the Restricted Stock Award

(a)	Consideration

There shall be no consideration whatsoever payable by French Participants for the grant of Restricted Stock Award.

(b)	Non-transferability of Restricted Stock Award

Except in the case of death or Permanent Disability and under the conditions set forth in Section 7 (c) of the Plan, Restricted Stock Award may not be transferred to any third party.

(c)	Vesting and Settlement of a Restricted Stock Award

Except as otherwise provided in Section 4 (d) below, no Restricted Stock Award may vest on the applicable Vesting Date unless the holder thereof is an employee of the Company or one of its Affiliates on such Vesting Date. The Settlement Date of a Restricted Stock Award shall not occur prior to (i) the Vesting Date and to (ii) the expiration of a one-year period as calculated from the Grant Date.

(d)	Early settlement in case of death or Permanent Disability

However, notwithstanding the above, in the event of (i) the death of a French Participant or (ii) the permanent disability of a French Participant corresponding to the 2nd or 3rd category among the categories set forth in Article L.341-4 of the French Social Security Code (“Permanent Disability”), Restricted Stock Awards granted to a French Participant at the time of death or Permanent Disability, but which have not yet vested shall become immediately vested and be settled as follows:

(i)	In the event of Permanent Disability of a French Participant, the Company shall issue or transfer shares of Common Stock to the French Participant with respect to his Restricted Stock Awards.

(ii)	In the event of death of a French Participant, the Company shall issue or transfer shares of Common Stock to the French Participant’s heirs with respect to the French Participant’s Restricted Stock Award, at their request, including court-issued confirmation of their legal claim as heirs of the deceased’s estate, made within 6 months following the date of death of the French Participant.

(e)	Dividends—Voting right—Other shareholder’s rights

As from the Settlement Date, a French Participant shall be entitled to dividends, distributions, voting right or any other rights attached to the shares of Common Stock underlying the Restricted Stock Awards as they arise.

(f)	Sales restrictions

The sale of Non Forfeitable Restricted Stock issued or transferred upon settlement of the Restricted Stock Award may not occur prior to the Settlement Date specified by the Administrator and in no case prior to the expiration of a one year period as calculated from the Settlement Date, or such other period as is required to comply with the minimum holding period applicable pursuant to Article L.225-197-1 of the French Commercial Code, even if the French Participant is no longer an employee or corporate officer of a French Entity.

However, in the event of death of a French Participant or his/her Permanent Disability, the shares of Common Stock issued or transferred to the French Participant or his/her heirs upon settlement of the Restricted Stock Award, if any, shall become freely transferable.

In addition, Non Forfeitable Restricted Stock may not be sold by French Participants during a Closed Period, after the expiration of the Holding Period, so long as and to the extent such Closed Periods are applicable to Restricted Stock Awards under French law or pursuant to internal Company policy.

(g)	French Participant Recipient’s Account

The Non Forfeitable Restricted Stock issued or transferred by the Company to the French Participant upon settlement of the Restricted Stock Award shall be recorded in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

Should a certificate representing a Restricted Stock Award be issued, such certificate shall be issued upon (but not prior to) the Settlement Date with respect to the Non Forfeitable Restricted Stock issued or transferred and shall bear a legend noting transferability of Non Forfeitable Restricted Stock is subject to the terms of the French Sub-Plan and the Restricted Stock Agreement. Upon satisfaction of all restrictions on transferability, the French Participant shall surrender the Non Forfeitable Restricted Stock certificate to the Company for cancellation and the Company shall issue a new stock certificate, without a restrictive legend, for the same number of shares of Common Stock represented by the surrendered Non Forfeitable Restricted Stock.

5.    Limitation on the grant of Restricted Stock Awards

The number of Restricted Stock Awards granted to a French Participant shall be limited, if necessary, so that the aggregate amount of (i) shares of Common Stock held by the French Participant at the Grant Date and (ii) shares of Common Stock underlying the Restricted Stock Award do not exceed ten percent (10%) of the share capital of the Company in accordance with Article L.225-197-1 of the French Commercial Code.

6.    Adjustments and Change in Control

In the event of (i) a Change in Control, or any other event triggering the accelerated vesting of the Restricted Stock Award under the Plan whereas such accelerated vesting is not expressly provided for under French law or (ii) in the event of a change in capitalization of the Company, adjustments to the terms and conditions of the Restricted Stock Award may be made in accordance with the Plan, in which case the Restricted Stock Award may no longer qualify under the French Favorable Regime.

7.    Interpretation

It is intended that Restricted Stock Awards granted under this French Sub-Plan may qualify for the French Favorable Regime, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of this French Sub-Plan shall be interpreted accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations, if applicable. However, certain corporate transactions or other factors may impact the qualification of the Restricted Stock Awards for the French Favorable Regime.

8.    Disqualification of Restricted Stock Awards—Tax Treatment

In the event changes are made to the terms and conditions of the Restricted Stock due to any requirements under the applicable laws of incorporation of the Company, or by decision of the Company’s shareholders, the Board or the Committee, Restricted Stock Awards granted under the terms of the French Sub-Plan may no longer qualify for the French Favorable Regime. If the Restricted Stock Awards no longer qualify for the French Favorable Regime, the Administrator may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting, settlement or transferability (or other disposal as provided in Section 4 of the Plan) of the Restricted Stock Awards which have been imposed under the French Sub-Plan or in the applicable Restricted Stock Agreement delivered to the French Participants in order to benefit from the French Favorable Regime or to take no action at all.

The failure or inability of any grant of Restricted Stock to qualify for the French Favorable Regime for any reason shall not, under any circumstances, entitle a French Participant or his/her heirs to make any claims for damages, additional compensation, other benefit or payment of taxes owed or otherwise. The obligation and responsibility to determine, report and to pay any French taxes that may apply to the French Participant shall be and remain the sole responsibility of the individual participant and not the Company or any Affiliate of the Company. Notwithstanding anything to the contrary hereinabove, the Company makes no warranty or representation that any particular tax regime or rate of taxation will be applicable to the Restricted Stock. The French Participant should consult with such advisors as he or she deems appropriate to determine the tax treatment applicable to the Restricted Stock.

9.    No Right to Employment

The adoption of this French Sub-Plan shall not confer upon the French Participants or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

10.    Effective Date

The French Sub-Plan, in its entirety, was adopted by the Administrator on [●] with effect as of the business day immediately prior to the Registration Date.

ALTAIR ENGINEERING INC.

2017 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Altair Engineering Inc. 2017 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement, including the Notice of Stock Option Grant (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, and the Non-US Country-Specific Terms and Conditions, attached hereto as Exhibit B (collectively this “Agreement”).

NOTICE OF STOCK OPTION GRANT

Participant:

Participant has been granted an Option to purchase Common Stock of Altair Engineering Inc. (the “Company”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Number of Shares Granted

Exercise Price per Share	$

Total Exercise Price	$

Type of Option	Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date

Vesting Schedule:

Subject to accelerated vesting as set forth below or in the Plan, this Option will be exercisable, in whole or in part, in accordance with the following schedule:

The Option shall vest with respect to twenty-five percent (25%) of the shares of Class A common stock (“Shares”) underlying the Option on the one (1) year anniversary of the Vesting Commencement Date; and the balance shall vest with respect to twenty-five percent (25%) of the Shares underlying the Option on each anniversary of the Vesting Commencement Date thereafter (such that the Option shall be fully vested on the fourth anniversary of the Vesting Commencement Date), subject to Participant continuing to be a Service Provider through each such date.

Termination Period:

This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing, in the event that Participant is terminated for Cause, this Option shall immediately terminate on the date of such termination and shall not be exercisable for any period following such date. In no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 16(c) of the Plan.

For purposes of this Option, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) Participant’s right to vest in this Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any); and (ii) the period (if any) during which Participant may exercise this Option after such termination of Participant as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s employment or service agreement, if any; the Administrator shall have the sole discretion to determine when Participant is no longer actively providing services for purposes of his or her Option grant (including whether Participant may still be considered to be providing services while on a leave of absence).

Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Grant of Option. The Company hereby grants to Participant named in the Notice of Grant (“Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Agreement and the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”) for a U.S. taxpayer, this Option is intended to qualify as an ISO under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an ISO, to the extent that it exceeds the US$100,000 rule of Section 422(d) of the Code it will be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary of the Company or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

2. Vesting Schedule. Except as provided in Section 3 of this Agreement, the Option awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3. Administrator Discretion. The Administrator, in its sole discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit C (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax-Related Items (as described in Section 6(a) of this Agreement). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price. Notwithstanding the foregoing, no Exercised Shares shall be issued unless such exercise and issuance complies with the requirements relating to the administration of stock option plans and other applicable equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where stock grants or other applicable equity grants are made under the Plan; assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d) subject to the sole discretion of the Administrator, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares will not result in any adverse accounting consequences to the Company, or such other consideration and method of payment for the issuance of Shares to the extent permitted by the Plan and Applicable Law.

6. Tax Obligations.

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Further, notwithstanding any contrary provision of this Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of any Tax-Related Items which the Company determines must be withheld with respect to such Shares. In addition, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.

To the extent determined appropriate by the Company in its sole discretion, the Company will have the right (but not the obligation) to satisfy any Tax-Related Items by (i) withholding from Participant’s wages or other cash compensation paid to Participant, (ii) reducing the number of Shares otherwise deliverable to Participant by an amount of Shares with a fair market value equal to Participant’s obligation for Tax-Related Items, (iii) withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent, or (iv) any other withholding method that may be approved by the Administrator.

(b) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company and/or the Employer on any compensation income recognized by Participant.

(c) Section 409A of the Code. For U.S. taxpayers, under Section 409A of the Code, an option that is granted with a per share exercise price that is determined by the U.S. Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) U.S. federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share Exercise Price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share Exercise Price that was less than the Fair Market Value of a Share on the Date of Grant, Participant will be solely responsible for Participant’s costs related to such a determination.

7. Nature of Grant. In accepting this Option, Participant acknowledges, understands and agrees that:

(a) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b) all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(c) Participant is voluntarily participating in the Plan;

(d) this Option and any Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

(e) this Option and any Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with any certainty;

(g) if the underlying Shares do not increase in value, this Option will have no value;

(h) if Participant exercises this Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(i) unless otherwise provided in the Plan or by the Company in its sole discretion, this Option and the benefits evidenced by this Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

(j) unless otherwise agreed with the Company, this Option and the Shares underlying this Option, and the income and value of same, are not granted as consideration for, or in connection with, any services Participant may provide as a director of a Subsidiary or affiliate of the Company; and

(k) the following provisions apply only if Participant is providing services outside the U.S.:

(i) No claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of Participant as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of this Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any other Parent or Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any other Parent or Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(ii) Participant acknowledges and agrees that neither the Company, the Employer nor any other Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of this Option or of any amounts due to Participant pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

8. Data Privacy.

(a) Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other option grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b) Participant understands that the Company and the Employer may hold certain personal data about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c) Participant understands that Data may be transferred to such stock plan service provider as may be selected by the Company from time to time (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative.

(d) Participant authorizes the Company, the Designated Broker and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Furthermore, Participant understands that the transfer of Data to such recipients is necessary to facilitate Participant’s participation in the Plan.

(e) Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

9. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (which may be delivered by electronic means pursuant to Section 16 below). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and the receipt of dividends and distributions on such Shares.

10. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THIS OPTION PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Altair Engineering Inc., 1820 East Big Beaver Road, Troy, MI, 48083, USA or at such other address as the Company may hereafter designate in writing.

12. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

13. Binding Agreement. Subject to the limitation on the transferability of this Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Shares. If at any time the Company shall determine, in its sole discretion, that the listing, registration, qualification, rule compliance, consent or approval of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares to, Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval shall have been completed, effected or obtained free of any conditions not acceptable to the Company. The Company has sole discretion in its efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange. Assuming such compliance, for purposes of the Tax-Related Items, the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

15. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

16. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Other Plans. No amounts of income received by Participant pursuant to this Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its Affiliates, unless otherwise expressly provided in such plan.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

20. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written agreement executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable for any legal or administrative reasons, in its sole discretion and without the consent of Participant, including but not limited to compliance with Section 409A of the Code.

22. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature, is established voluntarily by the Company and may be amended, altered, suspended or terminated by the Company at any time as provided in the Plan.

23. Governing Law and Venue. This Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Options or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Michigan, and agree that such litigation will be conducted in the state courts of Detroit, Michigan, or the federal courts for the United States for the Eastern District of Michigan, where the Award of Options is made and/or to be performed, and in no other courts.

24. Language. If Participant has received this Agreement, or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25. Insider Trading Restrictions and Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the Shares or rights to the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.

26. Foreign Asset and Account Reporting. Participant’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant acknowledges that it is his or her responsibility to comply with any applicable regulations, and that Participant should speak to his or her personal advisor on this matter.

27. Non-US Country-Specific Terms and Conditions. Notwithstanding any provisions in this Agreement, this Option shall be subject to the Non-US Country-Specific Terms and Conditions for Participant’s country attached to this Agreement as Exhibit B. Moreover, if Participant relocates to one of the countries included therein, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Non-US Country-Specific Terms and Conditions constitute part of this Agreement.

28. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

29. Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any shares issued pursuant to this Agreement for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the shares issued exceed the number that would have been issued based on the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

30. Investment Purpose. The Participant represents and warrants that unless the Shares are registered under the Securities Act, any and all Shares acquired by the Participant under this Agreement will be acquired for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act. The Participant agrees not to sell, transfer or otherwise dispose of such Shares unless they are either (1) registered under the Securities Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

EXHIBIT B

NON US COUNTRY-SPECIFIC

TERMS AND CONDITIONS

[TO COME]

EXHIBIT C

ALTAIR ENGINEERING INC.

2017 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Altair Engineering Inc.

1820 E. Big Beaver Road

Troy, Michigan 48083

USA

Attention: Stock Administration

1. Exercise of Option. Effective as of today,                 ,                , the undersigned (“Purchaser”) hereby elects to purchase                      shares (the “Shares”) of the Common Stock of Altair Engineering Inc. (the “Company”) under and pursuant to its 2017 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement dated                  (including any exhibits and terms and conditions thereto, the “Agreement”). The total purchase price for the Shares will be $             ($              /share), as required by the Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company, or otherwise makes adequate arrangements satisfactory to the Company, the full purchase price of the Shares and any Tax-Related Items (as defined in the Agreement) to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, and has read and understands the Plan and the Agreement, and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Stock Certificate Information. Purchaser hereby instructs the Company to have the certificate or certificates representing the Shares registered in the following name or names

PURCHASER MUST CHECK ONE:

☐ In Purchaser’s own name only.

☐ In the name of Purchaser and Purchaser’s spouse,                              [INSERT NAME OF SPOUSE], and Purchaser as joint tenants with right of survivorship.

7. Entire Agreement; Governing Law. The Plan and Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

Submitted by:	Accepted by:

PURCHASER	ALTAIR ENGINEERING INC.

Signature	By

Print Name	Its

Date Received

ALTAIR ENGINEERING INC.

2017 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the Altair Engineering Inc. 2017 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement, including the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and the Non-US Country-Specific Terms and Conditions, attached hereto as Exhibit B (collectively this “Award Agreement”).

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant:

Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Number of Restricted Stock Units

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:

Subject to Section 3 of the Award Agreement, twenty-five percent (25%) of the Restricted Stock Units shall vest on the one-year anniversary of the Vesting Commencement Date and twenty-five percent (25%) of the Restricted Stock Units shall vest on each anniversary of the Vesting Commencement Date thereafter (such that the Restricted Stock Units shall be fully vested on the fourth anniversary of the Vesting Commencement Date), subject to Participant continuing to be a Service Provider through each such vesting date.

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

For purposes of this Award, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to Altair Engineering Inc. (the “Company”) or any Parent or Subsidiary of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in this Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the sole discretion to determine when Participant is no longer actively providing services for purposes of his or her Award grant (including whether Participant may still be considered to be providing services while on a leave of absence).

Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date the Restricted Stock Unit vests. Unless and until the Restricted Stock Units vest in the manner set forth in Sections 3 or 4 of this Award Agreement, Participant will have no right to payment of any such Restricted Stock Units. Prior to the actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 of this Award Agreement will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any Tax-Related Items as set forth in Section 7 of this Award Agreement. Subject to the provisions of Section 4 of this Award Agreement, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period of sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.

3. Vesting Schedule. Except as provided in Section 4 of this Award Agreement, and subject to Section 5 of this Award Agreement, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Administrator Discretion. The Administrator, in its sole discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. For U.S. taxpayers, the payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A of the Code.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A of the Code, as determined by the Company), other than due to death, and if (a) Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination as a Service Provider and (b) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A of the Code if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A of the Code so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Section 409A of the Code

5. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares will immediately terminate.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, if so allowed by the Administrator in its sole discretion, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Tax Obligations.

(a) General. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, and subject to applicable local law, Participant authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy all Tax-Related Items by withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or withholding from proceeds of the sale of Shares acquired upon vesting of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent from Participant.

If permissible under applicable local law, the minimum federal, state, and local and foreign income, social insurance, payroll, employment and any other applicable taxes which the Employer determines must be withheld with respect to this Award (“Tax Withholding Obligation”) may be satisfied by Shares being sold on Participant’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Award Agreement and the Plan). In addition to Shares sold to satisfy the Tax Withholding Obligation, additional Shares may be sold to satisfy any associated broker or other fees. The proceeds from any sale will be used to satisfy Participant’s Tax Withholding Obligation arising with respect to this Award and any associated broker or other fees. Only whole Shares will be sold. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time.

The Administrator may permit Participant to satisfy Participant’s Tax Withholding Obligation by (i) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to the amount required to be withheld, (ii) having the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld, (iii) payment by Participant in cash, or (iv) such other means as the Administrator deems appropriate.

(b) Executive Officers and Directors. Notwithstanding anything herein to the contrary, if Participant is an “executive officer” within the meaning of Rule 16(a)(1)(f) under the Exchange Act or a Director, then the Tax Withholding Obligation will be satisfied by the Company by having the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld.

(c) Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to do so by the time they become due, Participant will permanently forfeit Participant’s Restricted Stock Units to which Participant’s Tax Withholding Obligation relates, as well as any right to receive Shares otherwise issuable pursuant to those Restricted Stock Units.

8. Nature of Grant. In accepting the award, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;

(c) all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with any certainty;

(h) unless otherwise provided in the Plan or by the Company in its sole discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

(i) unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, any services Participant may provide as a director of a Subsidiary of the Company; and

(j) the following provisions apply only if Participant is providing services outside the United States:

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), and in consideration of the award of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the

Employer or any other Parent or Subsidiary of the Company, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer or any other Parent or Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(ii) Participant acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

9. Data Privacy.

(a) Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of the Company, for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b) Participant understands that the Company and the Employer may hold certain personal data about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c) Participant understands that Data may be transferred to such other stock plan service provider as may be selected by the Company from time to time (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Furthermore, Participant understands that the transfer of Data to such recipients is necessary to facilitate Participant’s participation in the Plan.

(d) Participant authorizes the Company, the Designated Broker and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.

(e) Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

10. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (which may be delivered by electronic means pursuant to Section 17 below). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and the receipt of dividends and distributions on such Shares.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

12. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Altair Engineering Inc., 1820 East Big Beaver Road, Troy, MI, 48083, USA or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Additional Conditions to Issuance of Shares. If at any time the Company shall determine, in its sole discretion, that the listing, registration, qualification, rule compliance, consent or approval of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval shall have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate any state, federal or foreign securities or exchange laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company has sole discretion in its efforts to meet the requirements of any such local, state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

16. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

17. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Other Plans. No amounts of income received by Participant pursuant to this Award Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its Affiliates, unless otherwise expressly provided in such plan.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

20. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

21. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

22. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable for any legal or administrative reasons, in its sole discretion and without the consent of Participant, including but not limited to the compliance with Section 409A of the Code.

23. Amendment, Suspension or Termination of the Plan. By accepting this award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, altered, suspended or terminated by the Company at any time as provided in the Plan.

24. Governing Law and Venue. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Michigan, and agree that such litigation will be conducted in the state courts of Detroit, Michigan, or the federal courts for the United States for the Eastern District of Michigan, where the Award of Restricted Stock Units is made and/or to be performed, and in no other courts.

25. Language. If Participant has received this Award Agreement, or any other document related to this Award of Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26. Insider Trading Restrictions and Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the Shares or rights to the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.

27. Foreign Asset and Account Reporting. Participant’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant acknowledges that it is his or her responsibility to comply with any applicable regulations, and that Participant should speak to his or her personal advisor on this matter.

28. Country-Specific Terms and Conditions. Notwithstanding any provisions in this Award Agreement, this Award of Restricted Stock Units shall be subject to the Country-Specific Terms and Conditions for Participant’s country attached to this Award Agreement as Exhibit B. Moreover, if Participant relocates to one of the countries included therein, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country-Specific Terms and Conditions constitute part of this Award Agreement.

29. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant.

30. Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any shares issued pursuant to this Award Agreement for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the shares issued exceed the number that would have been issued based on the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

31. Investment Purpose. The Participant represents and warrants that unless the Shares are registered under the Securities Act, any and all Shares acquired by the Participant under this Agreement will be acquired for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act. The Participant agrees not to sell, transfer or otherwise dispose of such Shares unless they are either (1) registered under the Securities Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

EXHIBIT B

NON-US COUNTRY-SPECIFIC

TERMS AND CONDITIONS

[TO COME]

ALTAIR ENGINEERING INC.

2017 EQUITY INCENTIVE PLAN

CASH-BASED AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Altair Engineering Inc. 2017 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Cash-Based Award Agreement, including the Notice of Cash-Based Award (the “Notice of Grant”) and the Terms and Conditions of Cash-Based Award, attached hereto as Exhibit A (together, this “Award Agreement”).

NOTICE OF CASH-BASED AWARD

Participant:

Participant has been granted a Cash-Based Award by Altair Engineering Inc. (the “Company”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Date of Grant:

Vesting Commencement Date:

Performance Period:

Maximum Award Amount:

Performance Measures:

Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement.

EXHIBIT A

TERMS AND CONDITIONS OF CASH-BASED AWARD

1.    Award. The Company hereby awards the Participant an Other Cash-Based Award (the “Cash-Based Award”) for the performance period set forth in the Notice of Grant (the “Performance Period”). The maximum amount of the Cash-Based Award is set forth in the Notice of Grant (the “Maximum Award Amount”). The actual dollar amount of the Cash-Based Award paid hereunder is dependent upon the satisfaction of the performance conditions set forth in the Notice of Grant (the “Performance Measures”) and may range from 0% to 100% of the Maximum Award Amount. Notwithstanding the foregoing, the Committee may, in its discretion, reduce the amount of the Cash-Based Award payable based on such factors as may be determined by the Committee in its sole discretion, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Company or any of its Subsidiaries, Parents or Affiliates.

2.    Form and Timing of Payment. The total amount of the Cash-Based Award that is earned shall be paid by the Company to the Participant in cash, less applicable tax withholdings, within thirty (30) days following certification by the Committee of the attainment of the performance goals set forth in the Notice of Grant for the Performance Period but in all events no later than December 31 of the year following the year in which the Performance Period ends; provided that the Participant remains a Service Provider to the Company or any of its Subsidiaries, Parents or Affiliates through the date of payment (the “Payment Date”).

3.    Tax Withholding. The Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. If Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Participant further acknowledges that the Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Cash-Based Award.

To the extent determined appropriate by the Administrator in its sole discretion, the Company (or the Employer, as applicable) will have the right (but not the obligation) to satisfy any Tax-Related Items by (i) withholding from Participant’s wages or other cash compensation paid to Participant, or (ii) any other withholding method that may be approved the Administrator.

4.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR

IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE PERFORMANCE PERIOD, OR FOR ANY PERIOD AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

5.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Altair Engineering Inc., 1820 East Big Beaver Road, Troy, MI, 48083, USA or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Participant under the terms of this Award Agreement will be addressed to the Participant at the most recent address shown for him or her on the books and records of the Company.

6.    Binding Agreement. Subject to the limitation on the transferability of this Cash-Based Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

7.    Section 162(m) Compliance. Notwithstanding anything in this Award Agreement to the contrary, if the Participant is a “covered employee” within the meaning of Section 162(m) of the Code and this Cash-Based Award is not exempt from the deduction limitation under Section 162(m) of the Code by virtue of the exception under Treas. Reg. Sec. 1.162-27(f), (i) no amounts shall be paid under this Award Agreement unless the material terms of the performance goals hereunder have been approved by the stockholders of the Company in accordance with Section 162(m) of the Code, (ii) prior to the payment of any amounts under this Award Agreement, the Committee must certify in writing that the applicable performance goals and all other material terms and conditions to payment were in fact satisfied, and (iii) the Committee shall not exercise discretion to adjust any component of the performance goals hereunder or the amount of the Cash-Based Award in a manner that is precluded by Section 162(m) of the Code.

8.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

9.    Electronic Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Cash-Based Awards under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

10.    Other Plans. No amounts of income received by Participant pursuant to this Award Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its Affiliates, unless otherwise expressly provided in such plan.

11.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

12.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

13.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.    Modifications to the Award Agreement. This Award Agreement, together with the Plan, constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable for any legal or administrative reasons, in its sole discretion and without the consent of Participant, including but not limited to compliance with Section 409A of the Code.

15.    Amendment, Suspension or Termination of the Plan. By accepting this award, Participant expressly warrants that he or she has received a Cash-Based Award under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, altered, suspended or terminated by the Company at any time as provided in the Plan.

16.    Governing Law and Venue. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Cash-Based Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Michigan, and agree that such litigation will be conducted in the state courts of Detroit, Michigan, or the federal courts for the United States for the Eastern District of Michigan, where the Cash-Based Award is made and/or to be performed, and in no other courts.

17.    No Rights as Stockholder. Nothing contained herein shall be deemed to convey to the Participant the rights of a stockholder or equity owner of the Company or any of its Subsidiaries, Parents or Affiliates.

18.    Waiver. Participant acknowledges that a waiver by the Company of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant.

19.    Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any payments pursuant to this Cash-Based Award for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the payments made exceed the amount that would have been made as a result of the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

20.    Miscellaneous. The Cash-Based Award may not be transferred in any manner. The Cash-Based Award represents an unfunded, unsecured obligation of the Company. The Cash-Based Award shall be subject to the terms and conditions set forth in this Award Agreement and the provisions of the Plan, the terms of which are incorporated herein by reference.

21.    Section 409A. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A of the Code so that the Cash-Based Award shall not be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Section 409A of the Code.